EXHIBIT 99.1

NEWS RELEASE

For Further Information Contact:

Michael J. Kraupp

Vice President Finance and Treasurer

Telephone:  (435) 634-3212

Fax:  (435) 634-3205

FOR IMMEDIATE RELEASE:   February 11, 2009

SKYWEST ANNOUNCES FOURTH QUARTER AND YEAR-END 2008 EARNINGS

St. George, Utah—SkyWest, Inc. (“SkyWest”) (NASDAQ: SKYW) today reported operating revenues of $743.3 million for the quarter ended December 31, 2008, compared to $854.7 million for the same period last year.  SkyWest also reported net income of $21.2 million or $0.37 per diluted share, for the quarter ended December 31, 2008, compared to $40.9 million of net income or $0.66 per diluted share, for the same period last year.

SkyWest reported operating revenues of $3.50 billion for the year ended December 31, 2008, compared to $3.37 billion for the same period last year.  SkyWest also reported net income of $112.9 million or $1.93 per diluted share, for the year ended December 31, 2008, compared to $159.2 million of net income, or $2.49 per diluted share for the same period last year.

The significant items affecting SkyWest’s financial performance during the fourth quarter of 2008 are outlined below:

Total operating revenues for the fourth quarter of 2008 decreased primarily as a result of decreased fuel cost reimbursements of approximately $83.0 million paid by SkyWest’s major partners.  For financial reporting purposes, those reimbursements are recorded as operating revenues under SkyWest’s contract flying arrangements.  Additionally, SkyWest’s operating revenues were reduced by approximately $30.0 million due, in part, to reductions in the flight schedules by SkyWest’s major partners which resulted in block hour reductions of 12.0%, compared to the fourth quarter of 2007.  SkyWest produced 320,932 block hours for the quarter ended December 31, 2008, compared to 364,540 block hours for the same period last year.

Total operating expenses and interest per available seat mile (“ASM”) for the fourth quarter of 2008, excluding fuel expense of $198.0 million or $0.039 per ASM, increased approximately 13.5% to $0.101 from $0.089 for the comparable quarter of 2007.  The increase was due primarily to the reduction in SkyWest’s block hours, as scheduled by SkyWest’s major partners, resulting in a 12.3% reduction in ASM production, while at the same time SkyWest did not experience a corresponding reduction in total operating expenses and interest.  Total operating expenses and interest, excluding fuel expense, was $517.1 million for the quarter ended December 31, 2008, compared to $518.5 million for the quarter ended December 31, 2007.  In addition, maintenance expense increased $20.7 million from $80.3 million for the quarter ended December 31, 2007, to $100.9 million for the quarter ended December 31, 2008.  Approximately $15.3 million of the maintenance expense increase was due to the timing of engine maintenance events whereby SkyWest is directly reimbursed for the engine maintenance expense under its contract flying arrangements with its major partners.  Additionally, the increase in cost per ASM was the result of SkyWest incurring higher non-engine related direct maintenance costs that are primarily due to the general aging of its fleet.

Interest income decreased approximately $3.4 million during the quarter ended December 31, 2008, compared to the same quarter of 2007 as the result of general reductions in interest rates on short term investments.

Previously, SkyWest announced that it had amended and modified its Airline Services Agreement with Midwest and reduced aircraft operating under this agreement from 21 aircraft to 12 aircraft. SkyWest also agreed to defer a portion of the weekly payments due from Midwest and has deferred a total amount of $9.0 million as of December

31, 2008.  This amount, together with interest, is scheduled to be paid back in quarterly installments beginning in August 2009.  SkyWest has not recognized the revenue associated with the deferred amounts and specifically did not recognize $1.1 million of deferred amounts in the quarter ended December 31, 2008.

SkyWest recorded stock-based compensation expense of approximately $2.6 million pretax ($1.7 million after-tax) for the quarter ended December 31, 2008.  SkyWest’s future stock-based compensation expense will be contingent upon the amount of future option or stock grants that are made by SkyWest’s Board of Directors.

At December 31, 2008, SkyWest’s fleet totaled 442 aircraft, consisting of 374 regional jets (234 Delta, 119 United Airlines (“United”), 12 Midwest Airlines (“Midwest”) and 9 SkyWest), 56 EMB-120 aircraft (44 United and 12 Delta) and 12 ATR-72 aircraft (all Delta).

On January 8, 2009, SkyWest announced an award of ten additional CRJ900 regional jet aircraft by Delta.  These aircraft will be operated by ASA, as Delta Connection, from the Atlanta hub.  Delivery of the aircraft began in January 2009 and is expected to be complete by May 2009.  The aircraft will serve as replacements for 20, 50-seat CRJ200s that are scheduled for removal from contract service between April 2010 and August 2010, which is earlier than the existing scheduled termination dates as contained in the Delta Connection Agreement.

During the quarter ended December 31, 2008, SkyWest repurchased 856,074 shares of its common stock, at an average cost of $13.81 per share and a total cost of approximately $11.8 million, under stock buyback programs previously authorized by its Board of Directors.  For the year ended December 31, 2008, SkyWest repurchased 5.4 million shares of its common stock, at an average cost of $19.16 per share and a total cost of $102.6 million.  As of December 31, 2008, SkyWest had authorization to repurchase up to an additional 4.6 million shares of its common stock.  SkyWest may continue to purchase shares of its outstanding stock under the authorized stock buyback program from time to time, as it deems appropriate.

At December 31, 2008, SkyWest had approximately $705.2 million in cash and marketable securities, compared to $660.4 million as of December 31, 2007.  The increase in cash and marketable securities is net of the effect of SkyWest’s repurchase of $102.6 million of common stock since December 31, 2007.  SkyWest’s long-term debt was $1.68 billion as of December 31, 2008, compared to $1.73 billion at December 31, 2007.  The decrease in long-term debt is consistent with SkyWest’s making normal recurring debt payments and acquiring three new CRJ900 regional jet aircraft which were financed with long-term debt.  SkyWest has significant long-term lease obligations that are recorded as operating leases and are not reflected as liabilities on SkyWest’s consolidated balance sheets.  At a 7.39% discount rate, the present value of these lease obligations was approximately $2.0 billion as of December 31, 2008.

SkyWest’s Annual Report on Form 10-K for the year ended December 31, 2007 describes SkyWest’s maintenance expense policy for its CRJ200 regional jet aircraft engines. Generally, SkyWest collects revenue in advance of the maintenance events on two (United and Midwest) of it contracts. During the quarter ended December 31, 2008, SkyWest collected and recorded as revenue $6.5 million (pretax) under these agreements.

SkyWest has previously announced that its wholly-owned subsidiaries had filed a lawsuit in Georgia state court against Delta regarding Delta’s withholding of amounts related to payments that are reimbursable to SkyWest in certain irregular operations (“IROP”) under its existing agreements with Delta. As of December 31, 2008, SkyWest has recognized a cumulative total of $32.4 million of revenue associated with this matter for which Delta has withheld payment. SkyWest is vigorously defending its claim for such amounts to the extent permitted under various motions between the parties and the matter is ongoing.

SkyWest Airlines, based in St. George, Utah, and Atlantic Southeast Airlines, Inc. (“ASA”), based in Atlanta, Georgia, are wholly owned subsidiaries of SkyWest, Inc.  SkyWest Airlines operates as United Express, Delta Connection and Midwest Connect carriers under contractual agreements with United Airlines, Delta Air Lines and Midwest Airlines.  ASA operates as a Delta Connection carrier under a contractual agreement with Delta Air Lines.  System-wide, SkyWest, Inc. serves a total of approximately 214 cities in the United States, Canada, Mexico and the Caribbean, with approximately 2,335 daily departures.  This press release and additional information regarding SkyWest, Inc. can be accessed at www.skywest.com.

In addition to historical information, this release contains forward-looking statements.  SkyWest may, from time-to-time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements encompass SkyWest’s beliefs, expectations, hopes or intentions regarding future events.  Words such as “expects,” “intends,” “believes,” “anticipates,” “should,” “likely” and similar expressions identify forward-looking statements.  All forward-looking statements included in this release are made as of the date hereof and are based on information available to SkyWest as of such date.  SkyWest assumes no obligation to update any forward-looking statement. Actual results will vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of reasons, including, among others: the challenges of competing successfully in a highly competitive and rapidly changing industry; developments associated with fluctuations in the economy and the demand for air travel; ongoing negotiations between SkyWest and its major partners regarding their contractual relationships; the financial stability of its major partners regarding any impact on the contracts that SkyWest operates under in their behalf; variations in market and economic conditions; the impact of global instability; rapidly fluctuating fuel costs; the degree and nature of competition; potential fuel shortages; the impact of weather-related or other natural disasters on air travel and airline costs; aircraft deliveries; and other unanticipated factors.  Risk factors, cautionary statements and other conditions which could cause actual results to differ from management’s current expectations are contained in SkyWest’s filings with the Securities and Exchange Commission, including the section of SkyWest’s Annual Report on Form 10-K, entitled “Risk Factors.”

(more)

SKYWEST, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars and Shares in Thousands, Except per Share Amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Operating revenues:
Passenger	$737,364	$848,132	$3,466,287	$3,342,131
Ground handling and other	5,930	6,583	29,962	32,201
	743,294	854,715	3,496,249	3,374,332
Operating expenses:
Aircraft fuel	198,028	283,743	1,220,618	1,062,079
Salaries, wages and benefits	175,419	176,202	724,094	726,947
Aircraft maintenance, materials and repairs	100,991	80,308	381,653	297,960
Aircraft rentals	74,146	75,267	295,784	294,443
Depreciation and amortization	55,508	53,322	220,195	208,944
Station rentals and landing fees	29,867	35,463	132,017	135,757
Ground handling services	22,141	30,854	106,135	140,374
Other	33,396	35,931	160,522	163,304
	689,496	771,090	3,241,018	3,029,808

Operating income	53,798	83,625	255,231	344,524
Other income (expense):
Interest income	4,379	7,735	20,776	31,650
Interest expense	(25,675)	(31,186)	(106,064)	(126,320)
Other	(68)	—	6,240	467
	(21,364)	(23,451)	(79,048)	(94,203)
Income before income taxes	32,434	60,174	176,183	250,321
Provision for income taxes	11,235	19,319	63,254	91,129
Net income	$21,199	$40,855	$112,929	$159,192

Basic earnings per share	$0.37	$0.67	$1.95	$2.54
Diluted earnings per share	$0.37	$0.66	$1.93	$2.49
Weighted average common shares:
Basic	56,744	60,807	57,790	62,710
Diluted	57,488	62,204	58,633	64,044

Unaudited Operating Highlights

	Three Months Ended December 31,				Year Ended December 31,
Operating Highlights	2008	2007	% Change		2008	2007	% Change

Passengers carried	7,845,946	8,499,998	(7.7)		33,461,819	34,392,755	(2.7)
Revenue passenger miles (000)	3,971,543	4,395,141	(9.6)		17,101,910	17,892,282	(4.4)
Available seat miles (000)	5,095,146	5,812,347	(12.3)		22,020,250	22,968,768	(4.1)
Passenger load factor	77.9%	75.6%	2.3	pts	77.7%	77.9%	(0.2	)pts
Passenger breakeven load factor	75.0%	71.0%	4.0	pts	74.4%	72.9%	1.5	pts
Yield per revenue passenger mile	$0.186	$0.193	(3.6)		$0.203	$0.187	8.6
Revenue per available seat mile	$0.146	$0.147	(0.7)		$0.159	$0.147	8.2
Cost per available seat mile	$0.140	$0.138	1.4		$0.152	$0.137	10.9
Fuel cost per available seat mile	$0.039	$0.049	(20.4)		$0.055	$0.046	19.6
Average passenger trip length	506	517	(2.1)		511	520	(1.7)
Block hours	320,932	364,540	(12.0)		1,376,815	1,438,818	(4.3)
Departures	203,349	234,826	(13.4)		872,288	904,795	(3.6)